Exhibit 10.26(b)

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

BOLTTHREADS.COM	5858 Horton St. Suite 400 Emeryville, CA 94608

Amendment No. 2 to the Supply and License Agreement

This Amendment No. 2 to Supply and License Agreement (this “Amendment #2”) is made as of April 18, 2023, between Bolt Threads, Inc., a Delaware corporation (“Bolt”), and Vegamour, Inc., a Delaware corporation (“Vegamour”) (together, the “Parties”).

WHEREAS, the Parties are party to that certain Supply and License Agreement dated as of August 1, 2021, as amended August 19, 2022 (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties agree as follows:

1.	The first sentence of Section 1 of the Agreement is amended and restated to read as follows:

“Term. The term of this Agreement shall commence on the Effective Date and shall terminate on December 31, 2026 (the “Term”), unless earlier terminated in accordance with this Agreement.”

2.	New Section 7(a)(1) is added to the Agreement:

“1. Manufacturing for 2023 and 2024. Manufacturing for 2023 and 2024 will be as set forth in Appendix A (2023/2024 Manufacturing Plan). Manufacturing will take place at Laurus Bio (“Laurus”), a contract manufacturer engaged directly by Bolt. Laurus shall be deemed a subcontractor of Bolt and any manufacturing by Laurus shall not relieve Bolt of its obligations under the Agreement, and Bolt shall remain fully responsible for the performance of Laurus and for their compliance with the Agreement.”

3.	New Sections 4(a) and (b) are added to the Agreement:

a. 2023 and 2024. Product Orders for 2023 and 2024 will be governed by Appendix A. Any payments by Vegamour to Laurus will satisfy the Minimum Purchase requirements for the applicable calendar years as set forth in this Section 4 above.

b. Pricing. The cost per kg for bSilk Powder for calendar years 2023 and 2024 shall be as set forth on Appendix A. Bolt agrees that costs shall be evaluated on an ongoing basis with the goal of lowering cost per kg. As set forth in Appendix A, Vegamour will make a one-time payment to Bolt of [***]% of the total campaign cost upon successful completion of the campaign. The parties agree that no further payments or Priority Fees (as defined in Section 5(c)) will be due to Bolt for manufacturing performed in 2023 and 2024 pursuant to Appendix A. In the event that Product Orders for 2025 and 2026 will continue to be manufactured at Laurus, (i) the parties shall negotiate in good faith the cost per kg for such calendar years, provided however that Bolt agrees that in no event shall the cost per kg for calendar years 2025 and 2026 exceed the cost per kg set forth on Appendix A; and (ii) Bolt agrees that the Priority Fees set forth in Section 5(c) for those calendar years shall be waived.

Proprietary & Confidential

4.	Section 5(d) of the Agreement is amended and restated to read as follows:

“During the Term, Bolt shall not enter into any agreement with a third party for the supply of bSilk that would prohibit Bolt supplying bSilk to Vegamour for Haircare Products in the Territory.”

5.	The first sentence of Section 16 of the Agreement is amended and restated to read as follows:

“Termination Events. This Agreement shall terminate (a) upon the expiration of the Term as provided in Section 1, (b) immediately by mutual written agreement of the Parties to terminate this Agreement, (c) for any reason or no reason at all, upon 180 days prior written notice by Vegamour, or (d) in accordance with the terms of Section 17 below regarding breach.”

6.	New Appendix A (2023/2024 Manufacturing Plan) is added as attached.

7.	General.

(a) Except as expressly modified by this Amendment, all terms, conditions and provisions of the Agreement shall continue in full force and effect as set forth therein.

(b) In the event of a conflict between the terms and conditions of the Agreement and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail.

(c) Each Party agrees that the Agreement, as amended by this Amendment, constitutes the complete and exclusive statement of the agreement between the Parties relating to the subject matter contained therein and herein, and supersedes all prior proposals and understandings, oral and written, relating to such subject matter.

(d) This Amendment shall not be modified or rescinded except in a writing signed by the Parties.

(e) This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice or conflict of law, provision, or rule that would cause the application of laws of any other jurisdiction.

(f) This Amendment may be executed and delivered in one or more counterparts, either manually or electronically (including by PDF and electronic mail), each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement. No counterpart shall be effective unless and until each party has executed at least one counterpart.

BOLT THREADS	2	BOLTTHREADS.COM
Proprietary & Confidential

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized officers or representatives as of the effective date.

BOLT THREADS, INC.:		VEGAMOUR, INC.:

Signature:	/s/ Sue Levin	Signature:	/s/ Darren Summers
Name:	Sue Levin	Name:	Darren Summers
Title:	Chief Marketing Officer	Title:	CFO / COO

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Proprietary & Confidential